EXHIBIT 5

October 11, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

Vicon Industries, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Vicon Industries, Inc., a New York corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of  500,000 shares of the Company’s common stock, $0.01 par value per share, issuable under the Company’s 2007 Stock Incentive Plan (the “Plan”).  Such shares, together with the indeterminate number of shares as may be required to cover possible adjustments under the Plan that are covered by such Registration Statement under Rule 416(c), are referred to as the “Shares”.

In that connection, we have examined and are familiar with copies of:

1.	the Company’s Restated Certificate of Incorporation and its By-Laws (each as amended to date),

2.	the minutes of the meetings of the Company’s board of directors on March 23, 2007, and of the Company’s shareholders on May 18, 2007, at which the Plan was approved, and

        Securities and Exchange Commission
        October 11, 2007

3.	the certification of the Secretary of the Company as to the non-modification and continuance in force of the resolutions adopted at such meetings relating to the Plan,

and we have made such further inquiry as we deemed necessary for purposes of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized, and when issued in accordance with the Plan will be validly issued, fully paid and non-assessable, and no personal liability will attach to the holders of the Shares by reason of the ownership thereof.

This opinion is rendered only to you and solely in connection with the registration of the Shares under the Securities Act of 1933.

The rollover IRA of Michael Schoeman, a member of Schoeman, Updike & Kaufman, LLP, owns 400 shares of the Company’s common stock.

Very truly yours,

/s/ SCHOEMAN, UPDIKE & KAUFMAN, LLP